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                                    EXHIBIT 5

                               CONSENT OF COUNSEL



        I serve as General Counsel and am familiar with the Articles of Incorporation, Bylaws and corporate proceedings generally of ICO, Inc. (the "Company"). I have reviewed the corporate records as to the establishment of the Company's Amended and Restated 1993 Non-Employee Directors Stock Option Plan which calls for the issuance of up to 310,000 shares of Common Stock to non-employee Directors upon their exercise of options that may be granted to them (The 310,000 shares includes 160,000 shares which have previously been registered by the Company). Based upon such examination and considerations, I am of the opinion:

        1. that the Company is a duly organized and validly existing corporation under the laws of the State of Texas; and

        2. that the Company has taken all necessary and required corporate actions in connection with the proposed issuance of 150,000 additional shares, under the Amended and Restated 1993 Non-employee Directors Stock Option Plan, of Common Stock and that such Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company, upon payment therefore in accordance with the terms and provisions of the Amended and Restated 1993 Non-employee Directors Stock Option Plan.

        I hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorney who has passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.



/s/ David Gerst
---------------------------
Senior Vice President
and General Counsel


December 17, 1999